Exhibit 10.1

Execution Version

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Share Purchase Agreement

GDS (Shanghai) Investment Co., Ltd.

Beijing Zhong Cheng Fu Jing Technology Co., Ltd.

Beijing Lan Ting Data Technology Co., Ltd.

Beijing Zheng He Tian Ye Economic and Trade Co., Ltd.

Jun He

And

Lanting (Beijing) Information Science and Technology Co., Ltd.

Lanting Xuntong (Beijing) Science and Technology Co., Ltd.

December 4, 2019

TABLE OF CONTENTS

RECITALS		2

1	DEFINITION	3

2	SALE AND PURCHASE OF SHARES	6

3	PURCHASE PRICE AND ITS PAYMENT	6

4	CLOSING	9

6	WARRANTIES	14

7	PRE-CLOSING COVENANTS	15

8	POST-CLOSING COVENANTS	17

9	EXCLUSIVITY	22

10	CONFIDENTIALITY	22

11	LIABILITIES FOR BREACH	22

12	MISCELLANEOUS	23

EXHIBIT A		33

EXHIBIT B CLOSING DELIVERABLES		35

EXHIBIT C WARRANTIES		37

EXHIBIT D FIXED ASSET LIST		55

EXHIBIT E STATEMENTS OF FACTS		91

EXHIBIT F LIST OF CONTACTS		96

EXHIBIT G		99

EXHIBIT H OPERATION AND MAINTENANCE OUTSOURCING AGREEMENT		100

EXHIBIT I SITE SERVICE AGREEMENT		114

This Share Purchase Agreement (this “Agreement”), dated as of December 4, 2019 is entered into by and among:

(1)                                GDS (Shanghai) Investment Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at Room 1046A, No. 55 Xili Road, China (Shanghai) Pilot Free Trade Zone (the “GDS”);

(2)                                Beijing Zhong Cheng Fu Jing Technology Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at Room 5895, Guojie Building, Yun Hui Li Jin Ya Yuan, Haidian District, Beijing (the “Zhong Cheng Fu Jing”);

(3)                                Beijing Lan Ting Data Technology Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at 3rd Floor, Building 4A, High-tech Industrial Park, No. 1 Middle Lai Guang Ying Road Jia, Chaoyang District, Beijing (the “Lan Ting Data”);

(4)                                Beijing Zheng He Tian Ye Economic and Trade Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at Room 516, 5th Story, 21st Floor, No. 64 Wai Avenue, Yongding Gate, Dongcheng District, Beijing (the “Zheng He Tian Ye”);

(5)                                Jun He, a citizen of the PRC, whose ID Number is [REDACTED], (“Jun He”, together with Zhong Cheng Fu Jing, Lan Ting Data and Zheng He Tian Ye, the “Sellers”, and each a “Seller”);

(6)                                Lanting (Beijing) Information Science and Technology Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at No.1 Niuhui Street, Niulanshan Town, Shunyi District, Beijing (the “Target Company”); and

(7)                                Lanting Xuntong (Beijing) Science and Technology Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at Building 2, No.1 Niuhui Street, Niulanshan Town, Shunyi District, Beijing (the “Target Company Subsidiary”).

The above mentioned parties are hereinafter collectively referred to as the “Parties” and each a “Party”.

RECITALS

The Target Company is a company incorporated and existing under the laws of the PRC (the particulars of which are set out in Part One of Exhibit A), which owns the business of an independent data center (the “Data Center”) in No.2, No.3 Factory Building, High Warehouse of the Storage Center, West of the North Street of the Circle, Niulanshan, Shunyi District, Beijing (the particulars of which are set out in Part Two of Exhibit A, the “Business”).  As of the Signing Date of this Agreement, phase one and phase two of the Data Center project has been completed and been in operation and phase three of the Data Center project is in the process of construction.

Subject to and in accordance with the terms and conditions of this Agreement, the Sellers intend to sell and transfer, and GDS or its designated Affiliate (the “Purchaser”) intends to purchase and acquire, in reliance upon, inter alia, the representations, warranties, covenants and undertakings set out in this Agreement, the shares owned by the Target Company representing one hundred percent (100%) of the registered capital of the Target Company (the “Shares”), and indirectly own hundred percent (100%) of the registered capital of the Target Company Subsidiary (the transaction, the “Proposed Transaction”).

AGREEMENT

NOW, THEREFORE, the Parties hereto hereby agree as follows:

1                 Definition

1.1                     Certain Defined Terms

In this Agreement, unless the context otherwise requires, the below capitalized terms shall have the following meanings:

“Warranties” means the representations and warranties made by the Sellers set out in Exhibit C, and each a “Warranty”.

“Security Deposit” has the meaning set forth in Section 3.3 (2).

“Supplemental Deposit” has the meaning set forth in Section 3.3 (3).

“Electrical Power Rights Agreements” has the meaning set forth in Section 8.12.

“Extra Electrical Power Arrangement” has the meaning set forth in Section 8.12.

“Earn Out Amount for the Extra Electrical Power” has the meaning set forth in Section 8.12.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“Affiliate” means, with respect to any given Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first mentioned Person.

“SAIC” means the State Administration of Industry and Commerce and/or its local counterparts, as the case may be.

“Closing” mean completion of the Proposed Transaction.

“Closing Date” has the meaning set forth in Section 4.1.

“Purchase Price Payable for Closing” has the meaning set forth in Section 3.3 (1).

“Accounts Receivable for Closing” has the meaning set forth in Section 3.1.

“Long-Stop Date” has the meaning set forth in Section 4.2.

“CIETAC” has the meaning set forth in Section 12.2.

“Transaction Documents” means any and all agreements, contracts, instruments, memoranda, certificates or other documents executed for or in relation to the Proposed Transaction contemplated in this Agreement including but not limited to the “Cooperation Agreement” dated September 18, 2019 among GDS, the Sellers and the Target Company.

“Customer Contracts” has the meaning set forth in Section 5.1 (12).

“Control” means (i) the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, (ii) which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the shareholders of such Person or (iii) power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has meaning correlative to the foregoing.

“Performance Arrangement” has the meaning set forth in Section 5.1 (23).

“Purchaser Payable” has the meaning set forth in Section 3.4.

“Closing Liquidated Damages for Purchaser” has the meaning set forth in Section 4.2.

“Closing Liquidated Damages for Sellers” has the meaning set forth in Section 4.2.

“Exclusivity Period” has the meaning set forth in Section 9. “Disclosure Schedule” means the disclosure schedule made by the Sellers in Exhibit C.

“Signing Date” means the date written on the first page of this Agreement.

“RMB” means the lawful currency of the PRC.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Financial Lease Contracts” means the five “Financial Lease Contracts” signed between the Target Company and CITIC Financial Lease Co., Ltd. (Number: CITICFL-C-2018-0028, CITICFL-C-2018-0043, CITICFL-C-2018-0104, CITICFL-C-2019-0004, CITICFL-C-2019-0083).

[REDACTED]

“Application Date” has the meaning set forth in Section 6.3.

“Purchase Price” has the meaning set forth in Section 3.1.

“Taxation” means any and all applicable tax or taxes and fees charged and collected by Government Entity concerned.

“Applicable Law” means, with respect to any Person, any and all provisions of any law, regulation, rule and regulatory documents publicly promulgated by any Government Entity, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its Affiliates or their respective assets.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

“Property” means the property where the Data Center is located, each in No.2, No.3 Factory Building, High Warehouse of the Storage Center, West of the North Street of the Circle, Niulanshan, Shunyi District, Beijing (be separately or integrally used according to the case).

[REDACTED]

“Earn Out Amount for the Lease” has the meaning set forth in Section 8.7.

“Conditions Precedent” has the meaning set forth in Section 5.1.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday in the PRC.

“Landlord” means Beijing Shun Xin Qian Shou Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at West of the North Street of the Circle, Niulanshan, Shunyi District, Beijing; and/or Beijing Qian Shou Vegetable and Beverage Co., Ltd., a company incorporated and existing under the laws of the PRC, whose registered office is at Building 1 and 2, No.1 Niuhui Street, Shunyi District, Beijing, as the owner of the property and the right of use of the land where Data Center is located (be separately or integrally used according to the case).

“Deposit” has the meaning set forth in Section 3.1.

[REDACTED]

“Intellectual Property” means (i) copyright, patents, know-how, confidential information, database rights, rights in trademarks, domain names and designs (whether registered or unregistered); (ii) any application and rights to apply for any of the foregoing and (iii) any other intellectual property or protected right similar to the foregoing in any country.

“Material Adverse Effect” means with respect to the Target Company and/or the Target Company Subsidiary any event, occurrence, fact, condition, change or development,

individually or in the aggregate with any other circumstance, that is or could be reasonably expected to be materially adverse to the prospects, operations, financial condition, assets or liabilities of any of the Target Company and/or the Target Company Subsidiary, or material impairment of the ability to perform the material obligations of any other contract of the Target Company and the Target Company Subsidiary.

“Government Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision or tribunal of any government or its division or sub-division that exercises any power or authority customarily exercised by any governmental agency.

“Total Liabilities” has the meaning set forth in Section 3.1.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Total Estimate Valuation” has the meaning set forth in Section 3.1.

“Confirmation Documents” has the meaning set forth in Section 5.1(7).

1.2                     Interpretation

(1)         Headings.  Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(2)         Sections, Schedules and Others.  References to this Agreement shall include any Schedules to it and references to Sections and Schedules are to sections of and schedules to this Agreement.

(3)         A reference to a Party having a right.  For the avoidance of doubt, a reference in this Agreement to a Party having a right to do an act or thing shall be construed so that the Party shall not have an obligation to do that act or thing.

(4)         Including not Limiting.  “Include”, “including” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

2                 Sale and Purchase of Shares

2.1                     Subject to the provisions of this Agreement, the Sellers shall sell and the Purchaser shall purchase, the Shares of the Target Company, together with all rights attaching to the Shares at and after the Closing Date.  For the avoidance of doubt, the Purchaser shall be entitled to all undistributed profits of the Target Company attaching to the Shares at and after the Closing Date.  The Sellers shall waive their rights of first refusal or other restrictive rights upon the Shares and shall procure any other Person to waive such rights for the transfer of Shares no later than the Closing Date.

2.2                     The Purchaser shall not be obligated to complete the purchase of any of the Shares unless the purchase of all Shares is completed simultaneously in accordance with this Agreement.

3                 Purchase Price and Its Payment

3.1                     Purchase Price

Subject to Section 3 and Section 4 of this Agreement, the total amount of the Purchase Price for the Target Company’s shares should be RMB600,105,000 (the “Purchase Price”), the Purchaser shall pay the Purchase Price to the Sellers in accordance with Section 3.3 of this Agreement, among which, the Purchaser shall pay thirty percent (30%) of the Purchase Price to Zhong Cheng Fu Jing, thirty percent (30%) of the Purchase Price to Lan Ting Data, ten percent (10%) of the Purchase Price to Zheng He Tian Ye and thirty percent (30%) of the Purchase Price to Jun He.

All Parties confirm that, subject to Section 3 of this Agreement, the amount of the Purchase Price is determined according to the following calculation formula upon the total estimate valuation of the Target Company (the “Total Estimate Valuation”), all liabilities of the Target Company as of the Closing Date (including without limitation, costs, operation capital, accounts payable, financing loans and other liabilities to be borne by the Target Company after the Closing Date as a result of facts and actions related to the operation of the Data Center before the Closing Date (the payment obligations of such liabilities have not occurred before the Closing Date and are not reflected in the Target Company’s financial books) (the “Total Liabilities”), the Target Company’s accounts receivable as of the Closing Date (calculated on the accrual basis, including the accounts that will be collected by the Target Company after the Closing Date due to the facts and actions related to the operation of the Data Center before the Closing Date, even if the payment obligation of such accounts has not occurred before the Closing Date and is not reflected in the Target Company’s financial accounts, as well as the deposits under the Lease Agreement and Financial Lease Contracts that have been paid by the Target Company (the “Deposit”) ( the “Accounts Receivable for Closing”).

The calculation formula of the Purchase Price is:

Purchase Price = Total Estimate Valuation - Total Liabilities + Accounts Receivable for Closing

All Parties confirm that the Purchase Price provided in Section 3.1 is provisional based on the Total Estimated Valuation of the Target Company of RMB 2,305,000,000 and all liabilities and accounts receivables of the Target Company as of August 31, 2019 of RMB [REDACTED] and RMB [REDACTED], respectively, which should be subject to the adjustment based on the final amount of the Total Estimate Valuation, the Total Liabilities and Accounts Receivable for Closing confirmed in accordance with Section 3.2 of this Agreement.

3.2                     Purchase Price Adjustment

(1)             All Parties acknowledge the estimate premises of the above mentioned Total Estimate Valuation of the Target Company include: (1) all Conditions Precedent under Section 5.1 of this Agreement have been fulfilled; (2) [REDACTED].  The Purchaser shall confirm the final amount of the Total Estimate Valuation according to the confirmation results of the estimate premises of the Total Estimate Valuation as of the Closing Date.

(2)             All Parties agree that all liabilities of the Target Company as of the Closing Date (including without limitation, costs, operation capital, accounts payable, financing loans and other liabilities to be borne by the Target Company after the Closing Date as a result of facts and actions related to the operation of the Data Center before the Closing Date (the payment obligations of such liabilities have not occurred before the Closing Date and are not reflected in the Target Company’s financial accounts), the Target Company’s accounts receivable as of the Closing Date (calculated on the accrual basis, including the accounts that will be collected by the Target Company after the Closing Date due to the facts and actions related to the operation of the Data Center before the Closing Date, even if the payment obligation of such accounts has not occurred before the Closing Date and is not reflected in the Target Company’s financial accounts, as well as the Deposit should be confirmed by the accountant employed by the Purchaser.  The Purchaser shall confirm the final amount of the Total Liabilities and the Accounts Receivable for Closing according to the above confirmation results.

(3)             The Purchase Price shall be adjusted according to the final amount of the Total Estimate Valuation, Total Liabilities and Accounts Receivable for Closing according to the calculation formula in Section 3.1 of this Agreement.

3.3                     Payment Term

(1)             Subject to Section 3, Section 4 and Section 5, the Purchaser shall pay the Purchase Price following the provisions below:

(i)                 the Purchaser shall, within [REDACTED] Business Days after the Closing Date, pay the amount of the Purchase Price after deducting the Accounts Receivable for Closing (excluding the Deposit) (the “Purchase Price Payable for Closing”) by remittance to each Sellers’ bank account (the “Sellers’ Account”) designated at least five (5) Business Days before the Closing Date in a lump sum and in proportion to each Seller, and the Purchaser shall provide the Sellers with scanned copies of the documents issued by the bank proving that the Purchaser has completed the settlement procedures of the aforesaid payable amount; the the Accounts Receivable for Closing shall be paid in accordance with the provisions of Section (ii) below; for the avoidance of doubt, the Purchase Price Payable for Closing in accordance with this Agreement shall include the Deposit;

(ii)              for the Accounts Receivable for Closing (excluding the Deposit) of the Purchase Price, the exact payable amount of the Accounts Receivable for Closing (excluding the Deposit) shall be determined by the amount actually received by the Target Company before the expiration date of eighteen (18) months after the Closing Date, and such amount shall be settled quarterly and paid to the Sellers after the Closing Date.  Specifically, the Purchaser shall, upon the expiration of the third (3), sixth (6), ninth (9), twelfth (12), fifteenth (15) and eighteenth (18) months after the Closing Date, respectively, confirm the corresponding amount of the Accounts Receivable for Closing (excluding the Deposit) received by the Target Company and not yet paid by the Purchaser at that time, and within [REDACTED] Business Days after the above time nodes, the confirmed amount shall be paid to the Seller’s Account in a lump sum by remittance. The parties agree that if the Target Company has not received the corresponding amount of all or part of the Accounts Receivable for Closing (excluding the Deposit)  before the expiration of the [REDACTED] month after the Closing Date, the Purchaser shall not be obligated to pay the Sellers the amount that has not been received.

(2)             Within [REDACTED] Business Days after the Sellers receive the Purchase Price Payable for Closing, RMB [REDACTED] (the “Security Deposit”) paid by GDS in accordance with the letter of intention among GDS, the Target Company and the Sellers dated September 18, 2019 shall be immediately paid by the Target Company in a lump sum by remittance to the bank account designated by the Purchaser at least five (5) Business Days in advance.

(3)             Within [REDACTED] Business Days after the Signing Date of this Agreement, the Purchaser shall pay a supplemental security deposit (the “Supplemental Deposit”) of RMB [REDACTED] to the bank account designated by the Sellers at least five (5) Business Days in advance by means of remittance.  All Parties confirm that all application materials to be submitted for the cancellation of the Target Company’s VAT licenses shall be provided to and confirmed by the Purchaser before the Target Company formally submits the above cancellation application.

The Sellers shall, within five (5) Business Days after receiving the Purchase Price Payable for Closing, pay the Supplemental Deposit by immediately available funds to the bank account designated by the Purchaser at least five (5) Business Days in advance by means of remittance in full and in a lump sum.

(4)             The Purchaser and the Sellers shall be respectively responsible for any and all income tax and other taxes payable in connection with the Proposed Transaction as required by Applicable Laws.

3.4                     Deduction

For any amount payable by the Sellers to the Purchaser as a result of the Proposed Transaction, including but not limited to the amount of compensation for the Purchaser’s losses caused by the Sellers, the Target Company and/or the Target Company Subsidiary’s breach of any obligation or guarantee under the Transaction Documents, and the liability of the Target Company and/or the Target Company Subsidiary for the non-compliance or non-performance of the Sellers’ obligations under the Transaction Documents, the Purchaser shall be entitled to deduct any amount from the amount payable to the Sellers under this Agreement (the “Purchaser Payable”) before the Sellers make full payment to the Purchaser.  Notwithstanding the foregoing and subject to the second clause below, the Purchaser shall make the aforesaid deduction on a reasonable basis, and shall obtain the Sellers’ written consent in advance before making the deduction; the amount of deduction determined by the Purchaser shall be subject to the Sellers’ written consent in advance, but the Sellers shall not unreasonably refuse the amount of deduction.

Notwithstanding the foregoing, if the Purchase and/or its Affiliates suffer any losses due to the reason in relation to that the disclosure of related parties and third parties’ loan of the Target Company made by the Sellers in accordance with this Agreement is inaccurate, incomplete, untrue or misleading (including the breach of the relevant Warranty), the Purchaser shall have the right to deduct the same amount of the losses from the Purchaser Payable by notice to the Sellers but without their consent in advance.

4                 Closing

4.1  Closing

Subject to the satisfaction of all the Conditions Precedent set out in Section 5.1, the Closing shall take place remotely via the exchange of the documents and signatures set out in Exhibit B in [REDACTED] months after the Signing Date of this Agreement or on a date otherwise agreed by the Parties in writing (the date of the Closing, the “Closing Date”).

4.2  Obligations on the Closing Date

On or prior to the Closing Date, the Parties shall procure that the Conditions Precedent specified in Section 5.1, as well as the obtaining or delivery of closing deliverables specified in Exhibit B, are fulfilled.  If one or more of the Conditions Precedent set forth in Section 5.1 are not fulfilled or satisfied, the Parties agree that the Purchaser shall have the right to:

(1)             waive such Condition(s) Precedent in its sole discretion in accordance with Section 5.2; or

(2)             postpone the Closing Date till such one or more of the Conditions Precedent are fulfilled or satisfied.

If the Closing has not been occurred in [REDACTED] months from the Signing Date (the “Long-Stop Date”), unless the Parties otherwise agree in writing, either of the Purchaser and the Sellers has the right to notify the other Parties to terminate this Agreement; but if either of the Purchaser or the Sellers fails to comply with this Agreement, the defaulting Party shall not be entitled to terminate this Agreement in accordance with the foregoing clause.  The Parties agree that if this Agreement is terminated in accordance with Section 4.2, in five (5) Business Days from the termination date, the Target Company shall pay the Security Deposit to the Purchaser’s bank account designated by the Purchaser within five (5) Business Days in advance, and the Sellers shall, jointly and severally, be liable for this.  In addition, the Parties shall provide necessary assistance to procure that the Customer Contracts (if any) transferred to the Affiliate designated by the Purchaser according to Section 5.1 (12) shall be transferred back to the Target Company or any third party designated by the Target Company.

If the Closing has not been occurred as of the Long-Stop Date for reasons not attributable to the Purchaser and this Agreement is terminated in accordance with Section 4.2 (2), or the Sellers breach the provisions of Section 7.5 or Section 9 of this Agreement, the Sellers and the Target Company shall be, jointly and severally, liable to pay liquidated damages in an amount equal to RMB[REDACTED] (the “Closing Liquidated Damages for Sellers”).  The Sellers and the Target Company (if applicable) shall pay the Closing Liquidated Damages for Sellers to the Purchaser in full and in a lump sum within ten (10) Business Days after the termination or after the receipt of the notification from the Purchaser (applicable in accordance with specific conditions).  The Parties agree and acknowledge that the amount of the Closing Liquidated Damages for Sellers has precisely reflected the reasonable calculation of any potential losses the Purchaser may suffer due to the reason that the Closing has not been completed or due to the Sellers’ above mentioned breaches, and therefore shall not be regarded as punitive damages.  Notwithstanding the foregoing, if the Sellers have made their best efforts to assist the transfer of the Customer Contracts as required by Section 5.1 (12) and have made the necessary revisions as required by the Purchaser, while the Closing does not occur merely due to the reason that the transfer of the foregoing contracts or the revision has not been completed and this Agreement is terminated in accordance with Section 4.2 (2), the Purchaser shall not claim the payment of the Closing Liquidated Damages for Sellers from the Sellers or the Target Company based on the foregoing reasons.

Notwithstanding the foregoing, if the Purchaser claims the Closing Liquidated Damages for Sellers after the Closing Date, the Target Company shall not undertake any responsibility of the payment with respect to the Closing Liquidated Damages for Sellers, and the Sellers shall undertake the full responsibility of the foregoing payment.

If all the Conditions Precedent have been fulfilled, while the Purchaser fails to complete the Closing and pay the Purchase Price, the Purchaser shall undertake liquidated damages (the “Closing Liquidated Damages for Purchaser”) in amount equal to RMB [REDACTED]. The Purchaser shall pay the Sellers the Closing Liquidated Damages for Purchaser in full and in a lump sum within ten (10) Business Days after the receipt of the notification from the Sellers.  The Parties agree and acknowledge that the amount of the Closing Liquidated Damages for Purchaser has precisely reflected the reasonable calculation of any potential losses the Sellers may suffer due to the reason that the Closing has not been completed or due to the Purchaser’s above mentioned breaches, and therefore shall not be regarded as punitive damages.

After the termination of this Agreement in accordance with this Section 4.2, none of the Parties shall have any claim against the other Parties with respect to this Agreement, save for any claim arising from non-compliance of this Agreement prior to such termination.  However, the Parties agree that notwithstanding anything to the contrary in this Agreement, Section 10.2 and Section 12.2 shall survive the termination of this Agreement, and be of continuing binding effect upon the Parties.

5. Conditions to Closing

5.1 Conditions Precedent

Closing of the transactions contemplated by this Agreement shall be conditional upon the fulfillment of the following conditions (the “Conditions Precedent”):

(1)             Completion of Due Diligence: The Sellers shall have provided information and assistance in accordance with the requirements of the Purchaser, and the Purchaser shall have completed technical, legal and financial due diligence review;

(2)             Delivery of Closing Deliverables: The Sellers and the Purchaser shall have delivered or procured the delivery to each other of the required closing deliverables as listed in Exhibit B, and the deliverables shall be in the form and substance reasonably satisfactory to the Purchaser.

(3)             Warranties: All the Warranties are true, accurate, complete and not misleading on the date of this Agreement and remain to be true, accurate, complete and not misleading by reference to the facts and circumstances as at the Closing Date;

(4)             Performance: The Sellers, the Target Company and the Target Company Subsidiary shall have performed and complied with all agreements, covenants, obligations and conditions contained in each Transaction Document where such parties are required to perform or comply with on or prior to the Closing Date;

(5)             No Material Adverse Effect: There shall be no and no reasonable expectation of the occurrence of any Material Adverse Effect up to the Closing Date;

(6)             Consents: The Target Company shall have properly obtained all the Consents as required under the Applicable Law or agreements, or fulfilled its relevant obligations with respect to the achievement of the Proposed Transaction (including the Consents of the competent Government Entity, [REDACTED]);

(7)             [REDACTED].

(8)    [REDACTED]

(9)             Approvals for the Data Center’s Construction and Operation: The Target Company or the Target Company Subsidiary shall have obtained all government approvals/filings for the Data Center’s construction and operation required by the Applicable Law, including but not limited to, fixed asset investment project filing, fixed asset energy conservation examination, construction permit and acceptance filing, construction project environment impact filing and fire-fighting acceptance filing.

(10)      [REDACTED].

(11)      [REDACTED].

(12)      [REDACTED].

(13)      [REDACTED].

(14)      Network for the Data Center: The network channels inside the campus where the Data Center is located shall have achieved the mutual connection, and all facilities could meet the requirements of the customers of the Data Center with respect to the network services.

(15)      [REDACTED]

(16)      [REDACTED]

(17)      [REDACTED]

(18)      Employees: The employment contracts of all employees of the Target Company and its subsidiary shall have been terminated in accordance with the Applicable Law, and the Target Company and the Target Company Subsidiary shall have no employees.

(19)      [REDACTED]

(20)      Insurance: The Target Company shall have obtained the relevant insurance with respect to the interruption of the business and the social liability in accordance with the instruction of the Purchaser, and the corresponding costs shall be borne by the Purchaser or any third-party designated by the Purchaser.

(21)      Share Pledge Release: The existing share pledge registration of the Target Company shall have been released in accordance with the Applicable Law;

(22)      Settlement of Related Party and Third Party Loan: The Target Company shall have disclosed all detailed information in relation to its related parties’ and third parties’ loans, and the arrangement for such loans shall be satisfactory to the Purchaser; and

(23)      Contract Fulfillment: The Target Company shall have fulfilled all the duties under contracts where it is a party, or have achieved the relevant performance arrangement with the counter parties in the form and substance satisfactory to the Purchaser (“Performance Arrangement”), and all evidence documents shall have been provided to the Purchaser (including but not limited to any potential default liability that has been waived by the counter parties such as the default in the payment (if applicable)).

5.2 Non-satisfaction/Waiver

The Purchaser, in its sole discretion, shall have the right to, by sending a notice to the Sellers, waive any one or more of the Conditions Precedent, in whole or in part, conditionally or unconditionally.  For the avoidance of doubt, a waiver of any one or more of the Conditions Precedent shall not impair either of the Purchaser’s right to claim for any losses it may incur as a result of the non-satisfaction of such condition under this Agreement.

6                 Warranties

6.1                              The Sellers warrant to the Purchaser that each Warranty contained in Exhibit C as attached hereto is true, accurate, complete and not misleading at the date of this Agreement.  Immediately before the Closing, the Sellers are deemed to warrant to the Purchaser that each Warranty is true, accurate, complete and not misleading by reference to the facts and circumstances as at the Closing Date.  For this purpose only, where there is an express or implied reference in a Warranty to the “Signing Date of this Agreement”, that reference is to be construed as a reference to the Closing Date.  Each Warranty is to be construed independently and (unless otherwise provided in this Agreement) is not limited by a provision of this Agreement or another Warranty.

All parties hereby acknowledge that for all warranties contained in Exhibit C, where there is an express or implied reference to the Target Company, that reference is to be construed as including a reference to the Target Company and/or the Target Company Subsidiary (subject to necessary adjustments as applicable), unless otherwise stipulated in the relevant Warranty.

6.2                     The Sellers acknowledge that:

(1)             the Purchaser is entering into this Agreement in reliance upon each Warranty under this Agreement; and

(2)             all information relating to the Target Company, Target Company Subsidiary and the Business which would be material to the Purchaser’s valuation of the Sellers’ Shares,

the Business or assets of the Target Company has been contained in this Agreement.

6.3                     [REDACTED].

7                 Pre-Closing Covenants

7.1                     The Sellers shall procure that, from the Signing Date to the Closing Date:

(1)             The Target Company and the Target Company Subsidiary shall use their best efforts to: (i) conduct the business in the ordinary course with a view to growth, [REDACTED]; (ii) preserve intact its present business organization; (iii) maintain in effect and no change of all of the Consents that have been obtained [REDACTED]; (iv) maintain satisfactory relationships with the related parties having material business relationships with it; (v) maintain books and records in accordance with past practice, and (vi) comply with all its signed contracts and agreements (if any).

(2)             Without limiting the generality of the foregoing, except with the written consent of the Purchaser (If the Purchaser fails to make any written reply to the Target Company or the Target Company Subsidiary within [REDACTED] Business Day after receiving the written application from the Target Company or the Target Company Subsidiary, the Purchaser shall be deemed to have agreed on the application), the Target Company and the Target Company Subsidiary shall not prior to the Closing Date:

(i)                           change its corporate management structure;

(ii)                        increase or decrease its registered capital or share capital;

(iii)                     declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favorable than at the date of this Agreement;

(iv)                    incur any capital expenditures or any obligations or liabilities or any supply credit;

(v)                       acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(vi)                    sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of its equity interests, assets, properties, interests or businesses;

(vii)                 make any loans, advances or capital contributions to, or investments in, any other Person;

(viii)              create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees;

(ix)                    change any consent that has been obtained in connection with the construction and operation of the Data Center, or conduct any other act that may cause such consent to change or be affected (except for the de-registration of value-added telecommunication business license for the purpose of satisfying the Conditions Precedent);

(x)                       do any act or thing which may result in any material change in its nature or scope of the operations;

(xi)                    enter into any agreement or arrangement that limits or otherwise restricts it or any successor to it or that could, after the Closing, limit or restrict it, the Purchaser or any Affiliates of the Purchaser, from engaging or competing in any line of business, in any location or with any Person;

(xii)                 sign, modify, amend or terminate any contract (other than for the purpose of satisfying the Conditions Precedent);

(xiii)              delay making payment of any trade debt beyond the date of expiry of the credit period authorized by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

(xiv)             settle, or offer or propose to settle, (1) any litigation, investigation, arbitration, proceeding or other claim involving or against it, (2) any shareholder litigation or dispute against it or any of its officers or directors or (3) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xv)                change the policies and methods of accounting, except as required by concurrent changes in the PRC GAAP; and

(xvi)             do any act or thing that would have Material Adverse Effect on the operation or financial condition of the Target Company and/or Target Company Subsidiary;

The Parties agree that the Purchaser shall indemnify the Target Company or the Target Company Subsidiary in respect of any loss suffered by the Target Company or the Target Company Subsidiary as a result of the Purchaser’s failure to consent.

(3)             From the Signing Date to the Closing Date, the Sellers shall not:

(i)                           dispose of any interest in the Sellers’ Shares or do any act or thing that may subject the Sellers’ Shares to any Encumbrance;

(ii)                        pass any resolution or matter that is or will be in violation to this Agreement; and

(iii)                     do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the Warranties if the Warranties were repeated at the Closing Date.

7.2                     The Sellers, the Target Company and the Target Company Subsidiary shall procure that the Purchaser, their agents and representatives are given full access to the assets, operation and books and records of the Target Company and the Target Company Subsidiary from the Signing Date of this Agreement to the Closing Date.  The Sellers, Target Company and Target Company Subsidiary shall provide such information regarding the businesses and affairs of the Target Companies as the Purchaser may require.

7.3                     After the Signing Date, the Seller, the Target Company and the Target Company Subsidiary shall make reasonable efforts to assist the counterparty of the contract to which the Target Company and/or the Target Company Subsidiary is a party to continue to perform the contract in accordance with the terms and conditions of such contract and cooperate before the Closing Date to meet reasonable requirements of the Purchaser on maintaining the normal operation of the Target Company and the Target Company Subsidiary after the Closing Date, including without limitation, to procure the counterparty of the contract with payment obligation to the Target Company and/or the Target Company Subsidiary to cooperate with the Purchaser to complete the relevant vendor audit process (including without limitation, to provide the information of such counterparty, fill in the form, require the vendor to sign the letter of commitment and integrity agreement, etc., for the purpose of anti-corruption audit.).

7.4                     The Sellers shall notify the Purchaser in writing of any changes or potential changes in respect of the information set forth in the Warranties as attached hereto as Exhibit C within five (5) Business Days from the time when the Sellers are aware of any of such changes or potential changes.

7.5                     The Parties agree that, from the Signing Date to the Closing Date, if the Target Company and/or the Target Company Subsidiary change any Consent related to the construction and operation of the Data Center that has been obtained by the Target Company without the Purchaser’s prior written consent, or engage in any other act that may cause such Consent be changed or be affected (except for the de-registration of value-added telecommunication business license for the purpose of satisfying the Condition Precedent), the Sellers shall immediately terminate such breach and ensure the restoration of such Consent.

7.6                     The Parties agree that prior to the Closing Date, the Sellers and the Target Company shall continue to be responsible for all work related to the operation of the Data Center, unless otherwise required by the Purchaser in writing.  In the event that the Purchaser or the Purchaser’s designated Affiliates suffer any loss before the Closing Date due to reasons related to the operation of the Data Center, the Sellers undertake to bear corresponding liability for compensation to the Purchaser, except that such loss is caused by the Purchaser or force majeure.

8                 Post-Closing Covenants

8.1                     General Covenant after the Closing

All Parities covenant to continue fully performing any of their obligations and undertakings set out in this Agreement, including without limitation, to comply with PRC anti-corruption related laws and U.S Foreign Corrupt Practices Act during the process of fulfilling the foregoing obligations and undertakings, and to provide all necessary assistance and cooperation to give effect to such obligations and undertakings after the Closing. The Parties further agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required or mandatory under the Applicable Law to effectuate the purposes of this Agreement.

8.2                     Non-Solicitation

(1)             The Sellers covenant to the Purchaser that it shall not and shall procure that their Affiliates shall not:

(i)                           for a period of three (3) years from the Closing induce or attempt to induce any director or key employee of the Target Company or the Target Company Subsidiary to leave his/her employment with the Target Company or the Target Company Subsidiary;

(ii)                        for a period of three (3) years from the Closing induce or attempt to induce any supplier of the Target Company or the Target Company Subsidiary to cease to supply, or to restrict or vary the terms of supply, to the Target Company or the Target Company Subsidiary; and

(iii)                     make use of or (save as required by, or to comply with, Applicable Law) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Target Companies.

(2)             Each of the restrictions in each paragraph or article above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(3)             In the event the Sellers breach any of the covenants set forth in this Section 8.2, the Sellers shall be deemed as having committed a material breach of this Agreement and should compensate the Purchaser for any loss incurred.

8.3                     Non-Compete

The Sellers undertake that, without the written consent of the Purchaser, from the Signing Date of this agreement, the Sellers shall not directly and indirectly invest in, manage, own, control, provide any financial support and/or services, or provide security to any third party that engages or intend to engage in any business activities competing with the Target Company and/or its subsidiary within [REDACTED].

8.4                     Waiver of Claims; Release

The Sellers hereby and procure its Affiliates to release and forever discharge the Target

Company and Target Company Subsidiary of and from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims of damages, judgments, executions, claims and demands of every type and nature whatsoever, whether asserted, unasserted, absolute, contingent, known or unknown, that the Sellers or their Affiliates ever had, now have or may have in the future, to the extent arising from or in connection with the Transaction Documents and the transactions contemplated thereby or any act, omission or state of facts taken or existing on or prior to the Closing Date or otherwise in relation to the Business.

8.5                     Statement of Facts

The Sellers acknowledge that the content of the statement of facts contained in Exhibit E of this Agreement is an integral part of the Warranty.  The Sellers acknowledge and confirm that if the statement of facts is untrue or inaccurate in any aspect that may have a material adverse effect on the Purchaser, the Target Company, the Target Company Subsidiary or the Data Center (for the purpose of this provision, the definition applies to the Data Center and the Purchaser), the Sellers shall compensate the Purchaser for any loss suffered by the Purchaser.

8.6                    Liabilities of Agreement Breach

From the Closing Date, if the Target Company, the Target Company Subsidiary and/or the Purchaser suffer any loss due to the Target Company and/or the Target Company Subsidiary’s failure to perform the contractual obligations in accordance with the contract to which the Target Company and/or the Target Company Subsidiary is a party before the Closing Date, the Sellers undertake to compensate the Target Company, the Target Company Subsidiary and/or the Purchaser.

Notwithstanding the foregoing, if the above mentioned loss is caused by the Target Company’s breach of the Performance Arrangement after the Closing Date, the Sellers shall not be required to make compensation in accordance with the provisions under this section.

[REDACTED]

(1)             Within thirty-six (36) months after the Closing Date, if the Sellers have assisted the Target Company to [REDACTED], the Purchaser shall pay the earn-out amount for the lease equal to RMB135,000,000 [REDACTED]

(2)             [REDACTED]

For the avoidance of doubt, 1) if the Purchaser has paid part of the Earn Out Amount [REDACTED] to the Sellers in accordance with Section (2) above, after which the Sellers have assisted the Target Company to meet the requirements set out in Section (1) above, the Purchaser shall only be obligated to continue to pay the Sellers the difference between the Earn Out Amount [REDACTED] and the amount that has been paid, which is RMB 30,000,000; 2) If the conditions set out in Section (1) or Section (2) above fail to be fulfilled before the expiration of thirty-six (36) months after the Closing Date, the Purchaser shall not be obligated to pay any Earn Out Amount [REDACTED] to the Sellers, [REDACTED].

8.8                     Data Center Construction Approval

If the Target Company, the Target Company Subsidiary and/or the Purchaser suffer any loss after the Closing Cate due to the failure of the Data Center to complete or obtain all Consents related to the construction and operation of the Data Center in accordance with the Applicable Law before the Closing Date, the Sellers undertake to compensate the Target Company, the Target Company Subsidiary and/or the Purchaser.

8.9                     Arrangement in the Handover Period of the Operation and Maintenance

The Sellers agree that within the period of three (3) months after the Closing Date, they should make every reasonable effort to assist the Purchase and its Related Parties to complete the operation and maintenance handover of the Data Center.  If the Data Center fails to provide services in accordance with the requirements of the Customer Contract during the above handover period due to the reasons of the Sellers or its Related Parties, the Sellers undertakes to compensate the Target Company and/or the Purchaser for any loss incurred in this regard.]

8.10              Business Operation

If the Target Company, the Target Company Subsidiary and/or the Purchaser suffer any loss within [REDACTED] after the Closing Date as a result of the failure of the Target Company, the Target Company Subsidiary and/or the Purchaser to conduct business in accordance with the Applicable Law prior to the Closing Date, the Sellers undertake to indemnify Target Company, the Target Company Subsidiary and/or the Purchaser.  Notwithstanding the foregoing, the Sellers’ liabilities of compensation shall not be limited or restricted whether the loss occurred within [REDACTED] years after the Closing Date for any loss suffered by the Target Company, the Target Company Subsidiary and/or the Purchaser as a result of fraud, wilful misconduct or wilful concealment of the Target Company, the Target Company Subsidiary and/or the Seller.

8.11              Relationship Maintenance

Within [REDACTED] after the Closing Date, the Sellers undertake to provide the Purchaser and the Target Company with the necessary and reasonable assistance to maintain the good relationship between the Target Company and the related parties with significant business relationship with the Target Company after the Closing Date, and to the Purchaser with necessary assistance in the application process of the subsequent Data Center business development, project implementation and related consent (if any) of the target company.

8.12              Extra Electrical Power Arrangement

[REDACTED] The Parties agree that if such Extra Electrical Power Arrangement has been realized within twelve (12) months after the Closing Date, the Purchaser shall pay the earn out amount for the extra electrical power equal to RMB 50, 000,000 to the Sellers (the “Earn Out Amount for the Extra Electrical Power”). [REDACTED]

9                 Exclusivity

During the period between the Signing date and the Closing Date or the next day of the Long-Stop Date (whichever is earlier) or other dates determined by the Parities in writing (the “Exclusivity Period”), the Sellers shall conduct the Proposed Transaction with the Purchaser on an exclusive basis.  The Sellers hereby represent and warrant that the Sellers are not be subject to any transactions (including without limitation to the transactions in relation to the Target Company, the Target Company Subsidiary or the Data Center) in relation to the Proposed Transaction with the Purchaser, including but not limited to the potential sale, transfer and/or financing arrangement, or any limitations in other agreements in relation to the Proposed Transaction.  The Sellers also undertake that they will not voluntarily solicit the interest, initiate any discussion, make any agreement or conduct any other acts with the similar nature with any other third parties with respect of any transactions in relation to the Proposed Transaction (including without limitation, any transactions in relation to the Target Company, the Target Company Subsidiary or the Data Center) with the Purchaser, including but not limited to the sale and/or transfer of the whole or part of the assets, the change of controller and/or financing arrangement, or any substantially similar arrangement.

10          Confidentiality

10.1              Each Party may make available to the other Parties such information reasonably required by each Party to complete the Proposed Transaction.

10.2              The terms of this Agreement, as well as discussions conducted in connection with the Proposed Transaction, are strictly confidential; provided that the terms of the Agreement may be disclosed to professional advisers, suppliers, employees and affiliates on a need-to-know basis; provided further that, first they shall be apprised of their confidential nature and those advisers, suppliers, employees and affiliates are subject to similar confidentiality obligations.  Except as required by Applicable Law or legal process, neither Party hereto nor any of their respective representatives, will make any public statements, announcements or press releases with respect to the matters contemplated by this Agreement, or otherwise in connection with the Proposed Transaction, without the prior written consent of the other Parties, consultation in advance with the other Parties concerning the reasons for and content of such announcements, statements or releases, and without first having a draft thereof approved by the other Parties.

10.3              Notwithstanding any provision mentioned above, after the Closing Date, the Purchaser may make any announcement concerning the Target Companies or the operation, business or assets thereof with prior consultation with the Sellers, while the Sellers shall not make unreasonable rejection or request.

11          Liabilities for Breach

The Sellers and their Affiliates shall, jointly and severally, indemnify and hold harmless the Purchasers for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses incurred prior to the Closing) suffered or incurred by the Purchaser arising out of or relating to any breach by the Sellers and the Target Companies of any representations, warranties, covenants, undertakings, agreements or obligations set forth in this Agreement or any other Transaction Documents.  If the Sellers fail to pay the Supplemental Deposit in time to the Purchaser in accordance with the provisions of Section 3.3 of this Agreement, the Sellers shall pay the penalty to the Purchaser in addition to continuing to pay the Supplemental Deposit to the Purchaser.  The penalty interest shall be calculated by multiplying the overdue amount of the Supplemental Deposit at an interest rate of five ten thousandths by the overdue days.

The Purchaser and its Affiliates shall, jointly and severally, indemnify and hold harmless the Sellers for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses incurred prior to the Closing) suffered or incurred by the Sellers arising out of or relating to any breach by the Purchaser any representations, warranties, covenants, undertakings, agreements or obligations set forth in this Agreement or any other Transaction Documents.  If the Purchaser fails to perform the payment obligation in time in accordance with Section 3 of this agreement, the Purchaser shall continue to pay the Purchase Price to the Sellers and pay the Closing Liquidated Damages for Sellers in accordance with Section 4 of this Agreement, as well as the penalty interest to the Sellers.  The penalty interest shall be calculated by multiplying the overdue amount of the Purchase Price at an interest rate of five ten thousandths by the overdue days.

12          Miscellaneous

12.1              Binding Effect; Assignment

This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns.  Neither Party hereto shall assign all or part of its rights and/or obligations under this Agreement without prior written consent from the other Parties.

12.2              Governing Law and Dispute Resolution

(1)                       This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

(2)                       If a dispute arises among the Parties in connection with this Agreement, the Parties shall use their reasonable endeavors to resolve the matter amicably upon any of the Parties’ written request.  In the event that the dispute cannot be resolved within thirty (30) days after the serving of the written request, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration and shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration.  The seat of arbitration shall be Beijing and the arbitral tribunal shall consist of three arbitrators. The arbitration proceeding shall be conducted in Chinese.  The arbitral award is final and binding upon all Parties.  The costs of arbitration, including fees for legal counsel, shall be borne by the losing Party, unless otherwise determined by the arbitration award.

12.3              Amendments

Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only in writing signed by each of the Parties.

12.4              Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party below in this Section 12.4 or any other address specified by such Party by serving a notice to all other Parties, and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) calendar days after delivery to or pickup by the overnight courier service.

Notices under this Agreement shall be sent to the Parties at the address and for the attention of the individual set out below:

Purchasers

Address: 2nd Floor, Building No.2, Youyou Century Park, No. 428 South Yanggao Road, Pudong New Area, Shanghai, China

Telephone: 13816884759

Email: alex.zhang@gds-services.com

Recipient: Alex Zhang

Sellers, Target Company and Target Company Subsidiary

Address: 2nd Floor, Building No. 16, Yard No. 18, Chaolai High-tech Industrial Park, Ziyue Road, Chaoyang District, Beijing, China

Telephone: 13601294920

Recipient: Chen Jian

12.5              Further Assurances

Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request to give effect to the terms and intent of this Agreement (including but not limited to the relevant agreements in terms of the Proposed Transaction signed between GDS (as the Purchaser) and the Sellers).

12.6              Entire Agreement

This Agreement (including its exhibits) and the rest of the Transaction Documents constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.  This Agreement shall prevail over any latter agreement or documents prepared solely for the purpose of completing the transfer of the Shares (if applicable).

12.7              Severability

If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the fullest extent permitted by Applicable Law.  Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly gives effect to the original intent of unenforceable provision.

12.8              Remedies Cumulative

The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

12.9              Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.10       Expenses

Unless expressly provided for otherwise in this Agreement, each Party hereto shall bear its own legal and professional fees, Taxation, costs and expenses incurred in the negotiation, preparation, execution and closing of this Agreement and all documents and transactions contemplated hereunder.

12.11       Language

This Agreement shall be executed in Chinese.

12.12       Force Majeure

“Force Majeure” under this Agreement means earthquake, flood, war and other not objective situations which cannot be reasonably expected and avoided.  If any Party under this Agreement cannot fulfill this Agreement partially or entirely due to force majeure, such Party shall send a written notice to other Parties in five (5) days after the force majeure happened, and shall provide details related to force majeure and certification documents from Government Entities or notarization institutions which prove that this Agreement cannot be fulfilled partially or entirely.  If any Party cannot fulfill this Agreement partially or entirely due to force majeure, such Party shall not bear liabilities for breach but to take any necessary and appropriate measures to reduce the losses which could be caused to any other Party.  Notwithstanding the foregoing, if the force majeure events are due to delayed performance for the obligations of one of the Parties under this Agreement, such Party’s liabilities shall not be exempted due to incapability of performance or delayed performance.  If the force majeure happens, each of the Parties can negotiate to change or terminate this Agreement in terms of the impact of force majeure on the fulfillment of this Agreement.

[Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

GDS (Shanghai) Investment Co., Ltd. (Chop)

Signature:	/s/ William Wei Huang

Name:
Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Zhong Cheng Fu Jing Technology Co., Ltd. (Chop)

Signature:	/s/ Zhiyu Liu (chop)

Name:
Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Jun He

Signature:	/s/ Jun He

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Lan Ting Data Technology Co., Ltd. (Chop)

Signature:	/s/ Chunlian Yu (chop)

Name:
Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Zheng He Tian Ye Economic and Trade Co., Ltd. (Chop)

Signature:	/s/ Yuxin Xu (chop)

Name:
Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Lanting (Beijing) Information Science and Technology Co., Ltd. (Chop)

Signature:	/s/ Jun He (chop)

Name:
Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Lanting Xuntong (Beijing) Science and Technology Co., Ltd. (Chop)

Signature:	/s/ Jun He (chop)

Name:
Title:

[REDACTED]